EXHIBIT 23.1

CONSENT OF EXPERT

August 31, 2009

Black Tusk Minerals Inc.

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re: Black Tusk Minerals Inc.

I, Glen MacDonald, P.Geo, do hereby consent to the filing of the written disclosure regarding the technical report entitled “Geological Evaluation of the Huanza Property” dated August 28, 2009 in the Annual Report on Form 10-K, and any amendments thereto, of Black Tusk Minerals Inc. (the “Company”) dated August 31, 2009.

I also consent to the use of my name in the Company’s Annual Report on Form 10-K, and any amendments thereto, dated August 31, 2009.

By:	/s/ Glen MacDonald
Glen MacDonald, P.Geo
Consulting Geologist